Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements which appear elsewhere in this Annual Report on Form 10-K. The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believes,” “intends,” “expects,” “anticipates,” “plans,” “may,” “will” and similar expressions to identify forward-looking statements. All forward looking statements, including but not limited to, projections or estimates concerning our business, including demand for our products and services, mix of revenue streams, ability to control and/or reduce operating expenses, anticipated gross margins and operating results, cost savings, product development efforts, general outlook of our business and industry, future profits or losses, opportunities abroad, competitive position, stock compensation and adequate liquidity to fund our operations and meet our other cash requirements, are inherently uncertain as they are based on our expectations and assumptions concerning future events. These forward-looking statements are subject to numerous known and unknown risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including our ability to maintain net profitability in future quarters, our ability to expand and diversify our network of distribution partners, the success of our listings business and all other risks described below in the section entitled “Risk Factors” and elsewhere in this report. All forward-looking statements in this document are made as of March 15, 2004, the date the original Form 10-K was filed, based on information available to us as of such date, and such statements have not been updated or in any other way modified to take account of events occurring or conditions existing at any time subsequent to March 15, 2004. Thus any statements concerning expectations, trends, uncertainties or other forward-looking information speak solely as of March 15, 2004, have not been updated in any way, and do not necessarily reflect management’s current expectations or analysis. Any such forward-looking statements contained herein should therefore not be relied upon. For any current information concerning LookSmart, including our results of operations and financial condition, reference must instead be made to our most recent public filings and statements made since March 15, 2004.

Overview

LookSmart is a provider of Internet search solutions for portals, Internet service providers and media companies, as well as a leading provider of marketing products for advertisers who want to be included in relevant search results. Our LookListings suite of products provides businesses of all sizes the opportunity to have listings for their company and products included in our broadly distributed web search results, so that their listings are available to Internet users at the moment when they are searching for relevant information. By enabling advertisers to reach millions of users in a highly targeted search context, we provide a proven method of acquiring customers, converting advertising leads into sales and generating useful marketing information for individual customer campaigns. Our campaign reporting technology enables advertisers to monitor the performance of their search marketing campaigns and request additions or changes to their listings through the use of password-protected online accounts.

We distribute our search results across a distribution network by partnering with leading Internet portals, ISP’s, search engines and media companies. These companies have increasingly recognized the valuable nature of search services for their web sites. We offer distribution partners a search solution with two important benefits. First, our search solution provides highly relevant search results for their users, which can help to maintain the users’ satisfaction and increase repeat visits of those users. Second, we share with our distribution partners a portion of the listings revenues that we generate from clicks on paid listings in those search results.

In 2003, our primary goal was to deliver record revenue from our suite of LookListings products. We achieved this goal and had record growth each quarter. Our success was heavily driven by our partnership with Microsoft, which concluded in January of 2004.

Excluding our MSN and Inktomi relationships (our agreement with Inktomi concluded in February 2004), our United States paid listings business has grown 63% over the past 12 months, reflecting both the underlying health of the paid search market, and our ability to offer a differentiated product, which attracts both distribution partners and customers.

With the knowledge of the conclusion of our contract with Microsoft, we commenced restructuring our organization to reduce costs and have refocused our efforts on both our core paid listings business and building search related products that are aimed at a much wider distribution and customer base. Our restructuring decisions are being made carefully, with a great deal of focus on the impact on growth options.

Our success could be limited by several factors, including the timely release of new products, continued market acceptance of our products and the introduction of new products by existing or new competitors. For a further discussion of these and other risk factors, see the section titled “Factors Affecting Operating Results.”

Critical Accounting Policies and Estimates

The financial condition and results of operations of the Company are based upon certain critical accounting policies, which include estimates, assumptions, and judgments on the part of management. The following discussion highlights those policies and the underlying estimates and assumptions, which management considers critical to an understanding of the financial information in this report.

Revenue Recognition. The Company generates revenues from listings and licensing. We exited the ecommerce segment after the second quarter of 2002 and ceased reporting the advertising segment after the fourth quarter of 2002, as we no longer manage advertising as a separate product. Revenues associated with listings products, including LookListings and affiliate commissions are generally recognized once collectibility is established, as delivery of services occurs, once all performance obligations have been satisfied, and when no refund obligations exist. Upfront fees are recognized ratably over the longer of the term of the contract or the expected relationship with the customer, which is currently estimated to be twelve months.

Listings revenue generated from our LookListings platform is primarily composed of per-click fees that we charge customers. The per-click fee charged for inclusion-targeted listings is set by the customer when the account is established. The per-click fee charged for keyword targeted listings is calculated based on the results of online bidding on keywords, up to a maximum cost per keyword set by the customer.

Affiliate revenues are included in listings revenue and are based on commissions received for participation in affiliate programs. Affiliate programs are programs operated by affiliate network services or online merchants, in which merchants pay traffic providers on a cost-per-acquisition basis. By participating in affiliate programs, we generate revenues when Internet users make a purchase from a participating merchant’s web site after clicking on the merchant’s listing in our search results. Revenues from affiliates are earned on a per-sale basis or as a percentage of sale rather than a per-click basis. Revenue is recognized in the period in which a merchant finalizes a sale and reports to the Company via its affiliate network.

Advertising revenues, which are now included in listings revenues, are typically derived from short-term agreements requiring the Company to deliver a minimum number of graphical advertising impressions or clicks over the term of the agreement. We offer advertisers the ability to specify the category of traffic for their advertisements. Some advertising categories are priced at a premium, depending on the associated economic value, the location of the advertisement on the page and the size of the audience requesting the page.

Revenues associated with our licensing agreement with Microsoft were recognized in the period in which URLs were added to the database and the database was delivered to Microsoft. Payments from Microsoft received in advance of delivery are recorded as deferred revenues. We recognized quarterly licensing revenues under this contract based on the number of URL listings added to our database during the quarter relative to the total number of URL listings we were required to add to our database during the relevant six-month period. Due to the expiration of our agreement with Microsoft, we will no longer record revenue associated with licensing in 2004.

Determination of collectibility of payments requires significant judgment on the part of management and includes performing initial and ongoing credit evaluations of customers. The Company provides an allowance for doubtful accounts receivable based upon expected collectibility, which reflects management’s judgment based on ongoing credit evaluation. In addition, the Company provides a reserve against revenue for estimated credits resulting from billing adjustments and sales adjustments in the event of product returns. The amount of this reserve is evaluated quarterly based upon historical trends.

Stock-Based Compensation. The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”) and related interpretations, and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-based Compensation” and SFAS No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure.” The disclosure provisions of SFAS No. 123 and SFAS No. 148 require judgments by management as to the estimated lives of the outstanding options. Management has based the estimated life of the options on historical option exercise patterns. If the estimated life of the options increases, the valuation of the options will increase as well.

As a result of the repricing of stock options, which primarily occurred in the first quarter of 2001, the Company will incur a charge for compensation expense or a reversal of a charge in connection with variable accounting for outstanding repriced stock options, depending on the market price of the Company’s common stock at the end of each quarter.

Goodwill and Intangible Assets. We have recorded goodwill and intangible assets in connection with our business acquisitions. Management exercises judgment in the assessment of the related useful lives, and the fair value and recoverability of these assets. The majority of intangible assets are amortized over three to seven years, the period of expected benefit. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company periodically reassesses the valuation and asset lives of intangible assets to conform to changes in management’s estimates of future performance. Management considers existing and anticipated competitive and economic conditions in such assessments. Goodwill is reviewed for impairment at least annually and as a result of any event which significantly changes the Company’s business.

The announcement of the termination of the Company’s distribution and licensing agreement with Microsoft was a triggering event, which required the Company to perform the impairment tests at October 6, 2003, the date of the announcement. The impairment analysis was performed based on discounted future cash flows. The Company did not record an impairment as a result of the event-driven analysis. Cash flow forecasts used in evaluation of long-lived assets were based on trends of historical performance and management’s estimate of future performance.

Internal Use Software Development Costs. The Company accounts for internal use software in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1). In accordance with the capitalization criteria of SOP 98-1, the Company has capitalized external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs of employees who devote time to the internal-use computer software project.

Management’s judgment is required in determining the point at which various projects enter the stages at which costs may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the estimated useful lives over which the costs are amortized. We expect to continue to invest in internally developed software and to capitalize these costs in accordance with SOP 98-1.

Deferred Taxes. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying values and the tax bases of assets and liabilities. LookSmart regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If we operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against all or a significant portion of our deferred tax assets which could substantially increase our effective tax rate for such period. Alternatively, if our future taxable income is significantly higher than expected and/or we are able to utilize our tax credits, we may be required to reverse all or a significant part of our valuation allowance against such deferred tax assets which could substantially reduce our effective tax rate for such period. Therefore, any significant changes in statutory tax rates or the amount of our valuation allowance could have a material impact on the value of our deferred tax assets and liabilities, and our reported financial results.

Allowance for Doubtful Accounts. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments. This valuation allowance is reviewed on a periodic basis to determine whether a provision or reversal is required. The review is based on factors including the application of historical collection rates to current receivables. The Company will record a reversal of its allowance for doubtful accounts if there is a significant improvement in collection rates or economic conditions are more favorable than the Company has anticipated. Additional allowances for doubtful accounts may be required if there is deterioration in past due balances, if economic conditions are less favorable than the Company has anticipated or for customer-specific circumstances, such as bankruptcy. Management’s judgment is required in the periodic review of whether a provision or reversal is warranted.

Results of Operations

2003 Revenue Compared to 2002 Revenue

(000’s)	Year Ended December 31, 2003	% Change 2002 to 2003	Year Ended December 31, 2002	% Change 2001 to 2002	Year Ended December 31, 2001
Listings	$119,528	52%	$78,475	18%	$66,374
Percentage of total revenues	89%		84%		82%
Licensing	15,304	4%	14,699	(1)%	14,868
Percentage of total revenues	11%		16%		18%

Total revenues	$134,832	45%	$93,174	15%	$81,242

Starting on January 1, 2003, LookSmart began reporting two operating segments: listings and licensing. We exited the ecommerce segment after the second quarter of 2002 and ceased reporting the advertising segment after the fourth quarter of 2002, as we no longer manage advertising as a separate product. For purposes of historical comparison, advertising and ecommerce are included in the listings segment on our statement of operations for 2003, 2002 and 2001.

Listings. Listings revenues in 2003 increased compared to 2002 primarily due to a 45% increase in United States revenue attributable to a 154% increase in paid listings as of December 31, 2003 compared to December 31, 2002 and the addition of 11,000 new customers in the United States since December 31, 2002. In the fourth quarter of 2003 and 2002, the Company benefited from higher than average revenue growth. The increase was due primarily to a seasonal increase in clicks from the Company’s retail and travel customers.

Paid clicks increased 72% to 737.5 million in 2003 compared to 428.4 million in 2002. The growth is primarily due to a 72% increase in the United States in paid listings and new customers.

Listings revenue per click decreased from $0.17 per click in 2002 to $0.16 per click in the first quarter of 2003 and remained at $0.16 throughout 2003. The decline was primarily due to declining rates for our domestic listings.

We derived 67% of our listings revenues in 2003 and 60% of our listings revenues in 2002 from our relationship with Microsoft. The increase in the proportion of our listings revenues attributable to Microsoft was due primarily to changes in Microsoft’s search service, which resulted in more clicks on our search results.

On October 6, 2003, we announced that Microsoft would not renew its distribution and licensing agreement beyond January 15, 2004. In addition, our distribution agreements with About.com’s Sprinks and Yahoo’s Inktomi, which collectively accounted for approximately 8.2% of our paid clicks and 11.2% of our listings revenues in 2003, expired on December 11, 2003 and February 24, 2004, respectively.

We expect significant declines in paid clicks and listings revenue in 2004 due to the conclusion of the agreements described above and the winding down of our international operations. Listings revenue for 2004 is expected to be between $45 million and $50 million.

Licensing. We exclusively licensed our database content to Microsoft and customized it for their use. The Company derived all of its licensing revenue from its agreement with Microsoft, which expired on January 15, 2004. We expect to have no licensing revenue in 2004. We do not expect additional licensing revenue after the expiration of the Microsoft agreement.

2002 Revenue Compared to 2001 Revenue

Listings. Listings revenue in 2002 increased over 2001 primarily due to a 674% increase in the number of paid listings included in our database. In the fourth quarter of 2002 and 2001, the Company benefited from higher than average revenue growth. The increase was due primarily to a seasonal increase in clicks from the Company’s retail and travel customers.

Paid clicks, which included 25.2 million advertising clicks and 403.2 million listings clicks, increased to 428.4 million in 2002. This represents an increase of 107% compared to 207.1 million in 2001, which include 76.9 million advertising clicks and 130.2 million listings clicks.

Revenue per click, the average cost per click to advertisers, decreased from $0.21 per click in 2001 to $0.17 per click in 2002. This decrease was primarily the result of declining rates for our directory listings.

We derived approximately 40% of our listings revenues in the first quarter of 2002 and approximately 70% of our listings revenues in the fourth quarter of 2002 from our relationship with Microsoft. The increase in the proportion of our paid listings revenues attributable to Microsoft from the first to fourth quarter of 2002 was due primarily to the growing popularity of Microsoft’s MSN search service among Internet users, changes in Microsoft’s search service which resulted in more clicks on our search results, and the addition of LookListings Small Business in Microsoft’s search results in the second quarter of 2002.

Advertising. Advertising revenue, which is included in listings revenue, was $6.0 million in 2002, representing a decrease of 73% from revenue of $22.3 million in 2001. The decrease was the result of the Company’s de-emphasis of this segment of our business, caused by the downturn in the online advertising market. We experienced a 48% decrease in advertising customers and a 20% decrease in average revenue per click related to our advertising business from the year ended December 31, 2001 to the year ended December 31, 2002.

Ecommerce. The Company exited the ecommerce line of business in April of 2002. This resulted in a significant decrease in ecommerce revenue to $0.6 million in 2002 compared to $9.5 million in 2001. Prior to the discontinuation of our ecommerce business, ecommerce revenues were generated primarily by the sale of merchandise through online stores such as BuyItOnTheWeb (a wholly-owned business unit of LookSmart). Revenues from the sale of merchandise were reported on a gross basis when we acted as the principal in the transactions.

Licensing. Licensing revenue was $14.7 million in 2002 compared to $14.9 million in 2001.

Cost of Revenue

(000’s)	Year Ended December 31, 2003	% Change 2002 to 2003	Year Ended December 31, 2002	% Change 2001 to 2002	Year Ended December 31, 2001
Cost of revenue	$70,221	75%	$40,048	105%	$19,543
Percentage of total revenues	52%		43%		24%

Cost of revenue primarily consists of revenue-sharing payments to distribution partners, connectivity costs, sales operations personnel and amortization of certain intangible assets. The cost of revenue associated with affiliate partner commissions consists of fees paid to distribution partners based on the affiliate vendor commissions earned by the Company. Cost of revenue also consists of personnel costs of our sales operations employees, including stock-based compensation, equipment depreciation, expenses relating to hosting advertising operations and commissions paid to advertising agencies. Prior to 2002, payments to distribution partners for referral of customers to our LookListings program were reflected as sales and marketing expense because LookSmart branding was associated with the promotion of these products. In 2002 and 2003, these costs are reflected in cost of revenue. We have reclassified the 2002 payments to distribution partners as cost of revenue, and the amount so reclassified in 2002 was $2.8 million.

The increase in cost of revenue in 2003 was primarily attributable to the growth in revenue, which triggered higher contractual revenue sharing costs due to the tiered structure of certain revenue sharing agreements, most notably with Microsoft.

Cost of revenue in 2002 increased over 2001 primarily due to the growth in revenue and the related increase in partner distribution costs for the listings products and revenue sharing.

Cost of revenue in 2002 and 2001 included $5.4 million and $5.2 million, respectively, related to advertising revenue, which primarily consisted of personnel costs of our in-house advertising employees, equipment depreciation, expenses relating to hosting advertising operations and commissions paid to advertising agencies. Cost of revenue in 2002 and 2001 also included $64,000 and $5.8 million, respectively, related to ecommerce revenue.

We expect cost of revenue to significantly decrease as revenues decrease in 2004.

Operating Expenses

For purposes of managing our resources, we do not track operating expenses by reportable segment, but treat these as shared overhead of our reportable segments.

Sales and Marketing. Sales and marketing expenses include salaries, commissions, stock-based compensation and other costs of employment for the Company’s sales force, sales administration and customer service staff, overhead, facilities, allocation of depreciation and the provision for and reversals of reserves for doubtful trade receivables. Sales and marketing expenses also include the costs of advertising, trade shows and public relations activities. Prior to 2002, payments to distribution partners for referral of customers to our LookListings program were reflected as sales and marketing expense because LookSmart branding was associated with the promotion of these products. In 2002 and 2003, these costs are reflected in cost of revenue.

Sales and marketing expenses were as follows (dollar figures are in thousands):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Amortization of deferred stock compensation	39	833	1,652
Stock compensation related to variable options	240	170	—
Other sales and marketing expenses	14,170	14,641	37,862

Total sales and marketing expenses	14,449	$15,644	$39,514
Percentage of total revenues	11%	17%	49%

Amortization of deferred stock compensation is related to stock granted to employees at less than market value. This expense will continue to decline in 2004 as it becomes fully amortized.

Stock compensation related to variable options is the result of repriced stock options. It is based on the Company’s stock price at the end of each quarter and will continue to fluctuate as the Company’s stock price fluctuates.

Other sales and marketing expenses decreased slightly in 2003 compared to 2002 due to cost containment efforts implemented in 2003. We expect sales and marketing expenses to significantly decline in 2004 due to the reductions in workforce, which occurred in the fourth quarter of 2003 and the first quarter of 2004.

The decline in other sales and marketing expenses in 2002 compared to 2001 was due primarily to the termination of unprofitable advertising distribution agreements in 2002, which resulted in a reduction of $13.1 million and a reduction in corporate marketing and branding-related expenses of $4.5 million. As indicated above, payments to distribution partners were reflected as sales and marketing expense prior to 2002.

Product Development. Product development costs include all costs related to the development and engineering of new products and continued development of our search databases and additional features for our customer account management platform. These costs include salaries and associated costs of employment, including stock-based compensation, overhead, facilities and amortization of intangible assets. Costs related to the development of software for internal use in the business, including salaries and associated costs of employment, are capitalized. Software licensing and computer equipment depreciation related to supporting product development functions are also included in product development expenses.

Product development expenses were as follows (dollar figures are in thousands):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Amortization of deferred stock compensation	145	901	1,170
Stock compensation related to variable options	523	232	—
Other product development expenses	25,588	21,356	28,230

Total product development expenses	26,256	$22,489	$29,400
Percentage of total revenues	20%	24%	36%

Amortization of deferred stock compensation is related to stock granted to employees at less than market value. This expense will continue to decline in 2004 as it becomes fully amortized.

Stock compensation related to variable options is the result of repriced stock options. It is based on the Company’s stock price at the end of the period and will continue to fluctuate as the Company’s stock price fluctuates.

The increase in other product development expenses in 2003 compared to 2002 included $2.9 million of additional salary and benefit expense from increased headcount and temporary staff expenses incurred. Of this amount, $0.8 million was due to a reduction in total capitalized costs. We expect product development expenses to significantly decline in 2004 due to the reduction in workforce, which occurred in the fourth quarter of 2003 and the first quarter of 2004.

The decrease in 2002 expenses compared to 2001 resulted from an overall decrease in employee-related expenses and a significant increase in capitalization of costs associated with software developed for internal use.

General and Administrative. General and administrative expenses include overhead costs such as executive management, human resources, finance, legal and facilities personnel. These costs include salaries and associated costs of employment, including stock-based compensation, overhead, facilities and allocation of depreciation. General and administrative expenses also include legal, tax and accounting, consulting and professional service fees.

General and administrative expenses were as follows (dollar figures are in thousands):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Amortization of deferred stock compensation	7	103	414
Stock compensation related to variable options	56	142	—
Other general and administrative expenses	10,436	9,400	9,571

Total general and administrative expenses	10,499	$9,645	$9,985
Percentage of total revenues	8%	10%	12%

Amortization of deferred stock compensation is related to stock granted to employees at less than market value. This expense will continue to decline in 2004 as it becomes fully amortized.

Stock compensation related to variable options is the result of repriced stock options. It is based on the Company’s stock price at the end of the period and will continue to fluctuate as the Company’s stock price fluctuates.

Other general and administrative expense increased in 2003 due to an increase of $0.6 million of additional fees related to audit fees and consulting fees related to compliance with the Sarbanes-Oxley Act, $0.6 million in legal fees related to the settlement of litigation related to our small business product and $0.3 million in payroll tax expense related to acquisitions in 2000. We expect general and administrative employee expenses to significantly decline in 2004 due to the reductions in workforce, which occurred in the fourth quarter of 2003 and the first quarter of 2004. However, we anticipate an increase in professional fees in 2004 related to compliance with the Sarbanes-Oxley Act.

The decrease in 2002 expenses compared to 2001 expenses resulted from the Company’s continuing cost management.

Amortization of Goodwill. In accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, commencing January 1, 2002, the Company ceased amortizing goodwill.

Asset Impairment. Goodwill and internally developed software associated with Inside the Web and LookSmart Live! were determined to be impaired in the first quarter of 2001 when the Company decided to discontinue offering these services. This resulted in an impairment charge of $6.0 million.

Goodwill related to Guthy-Renker was determined to be impaired in 2001 when the Company renegotiated and ultimately did not renew its agreement with Guthy-Renker Corporation. This resulted in an impairment charge of $5.4 million.

The revenues associated with BeSeen declined during 2001, and the operations related to this acquisition were not expected to be profitable. Accordingly, the Company determined that the BeSeen goodwill was impaired in the fourth quarter of 2001. This resulted in an impairment charge of $1.0 million.

In all the cases described above, the fair value of the goodwill was determined to be zero because the Company was terminating its activity related to these assets and expected no significant cash flows from these operations in the future.

In 2001, we incurred an impairment charge related to prepaid advertising expenses, which were determined to have no value due to the termination of the underlying long-term advertising contracts. This resulted in an impairment charge of $1.2 million.

The announcement of the termination of the Company’s distribution and licensing agreement with Microsoft was a SFAS 142 triggering event, which required the Company to perform impairment tests at October 6, 2003, the date of the announcement. The Company did not record an impairment charge as a result of the event-driven analysis.

The Company reviews goodwill for potential impairment as of December 31 each year and did not record a goodwill impairment charge as a result of the 2002 or 2003 review. The Company will continue to perform the goodwill impairment review annually or more frequently if circumstances warrant a review.

Restructuring Charges. In January 2001, the Company recorded $2.1 million in severance costs related to a workforce reduction of 142 employees. Of the 142 employees, 22 were from operations departments included in Cost of Revenue, 19 were from Sales and Marketing departments, 95 were from Product Development and 6 were from General and Administrative departments. All severance benefits were paid in 2001 and were classified as restructuring charges on the Statement of Operations.

In November 2003, the Company implemented a restructuring plan to eliminate 77 positions in the United States due to the loss of the ongoing relationship with Microsoft. The reduction affected all departments within the Company. Of the 77 positions, 37 were from the Company’s editorial team, which is included in product development. The remaining positions included a reduction in the Company sales force of 25 positions, a reduction in the Company’s general and administrative departments of 12 positions and an additional reduction in the Company’s product development department of 3 positions. These reductions were designed to significantly reduce costs in 2004. The restructuring included severance charges associated with the reduction in force of $0.8 million and costs related to closing redundant leased facilities of $3.1 million. These costs were classified as restructuring charges on the Statement of Operations, and are included in Operating Expenses. At December 31, 2003, the restructuring accrual included on the Consolidated Balance Sheet was $4.2 million.

If it takes longer than expected to sublease the redundant leased facilities, or if available sublease rates continue to decrease, the actual costs to exit these facilities could exceed estimated accrued facility costs and may require adjustment to the original estimates.

In the first quarter of 2004, the Company announced that it will eliminate an additional 29 positions in the United States. Of the 29 positions, 13 were from the Company’s editorial team. The remaining positions included a reduction in the Company sales force of 8 positions, a reduction in the Company’s general and administrative departments of 1 position and a reduction in the Company’s product development department of 7 positions. This reduction will result in a $0.5 million restructuring charge in the first quarter of 2004. The Company expects to incur restructuring charges related to additional reductions in force and additional costs related to closing redundant leased facilities in 2004.

Non-Operating Income (Expense)

Other Expense, Net. Other expense, net includes foreign exchange gains and losses and realized gains or losses on investments. Other expense, net was $1.7 million in 2003 compared to $0.1 million in 2002. The increase was due primarily to foreign currency exchange losses. Other expense, net increased $0.2 million in 2002 from net income of $0.1 million in 2001 and was comprised of net realized losses on investments.

Interest Income. Interest income includes income from our cash, cash equivalents and investments. Interest income decreased by $0.3 million in 2003 to $0.6 million. The decrease was primarily the result of lower overall interest rates earned by our investment portfolio. Interest income decreased by 74% to $0.9 million in 2002 from $3.5 million in 2001. The decrease was driven primarily by a reduction in our cash balance due to the partial repayment of the credit facility between LookSmart and Transceptgate, Limited in December 2001 and by lower overall interest rates. In 2004, we expect interest income to decrease due to anticipated uses of cash in 2004.

Interest Expense. Interest expense primarily includes interest expense on our debt and capital lease obligations. Interest expense decreased by $4.8 million to $0.1 million in 2003. This decrease was primarily the result of the settlement of the Company’s loan with Transceptgate, a subsidiary of British Telecommunications (“BT”), of $35 million in December 2002. Interest expense decreased significantly to $4.9 million in 2002 compared to $11.3 million in 2001. This decrease resulted from the renegotiation and partial repayment of the credit facility between LookSmart and Transceptgate, Limited in December 2001. We expect interest expense to remain at the current level over the next year.

Gain from Extinguishment of Debt. In December 2002, the Company recorded a gain from extinguishment of its note to Transceptgate of $32.6 million. The gain was related to the dissolution of the BT LookSmart joint venture, and resulted from the forgiveness of the Company’s note payable of $40.2 million to Transceptgate, offset by (a) $3.5 million in cash paid and one million shares of the Company’s common stock, valued at $2.5 million given to Transceptgate, (b) the return of $1.5 million in restricted cash to Transceptgate, and (c) $0.1 million in accounting and legal fees associated with the transaction.

Share of Joint Venture Loss. In February 2000, LookSmart entered a joint venture agreement with British Telecommunications (BT). LookSmart and BT took an equal equity interest in the joint venture, BT LookSmart, which provided localized directory services in Europe and Asia. The agreement establishing the joint venture required that LookSmart and BT provide funding equally for the operations of the joint venture. The agreement was also amended to transfer ownership of the intellectual property rights in the local databases from Looksmart (Barbados) Inc. to the joint venture, effective December 2001. We accounted for our investment in the joint venture using the equity method of accounting.

In December 2002, LookSmart entered into a settlement agreement with BT to terminate the joint venture. LookSmart and BT are jointly liable for the estimated windup costs of $2.3 million expected to be incurred during the dissolution of the joint venture. These estimated costs were recorded in the fourth quarter of 2002.

The Company recorded $0.6 million of equity losses in 2003 compared to $3.7 million in 2002. The decrease in the equity losses compared to the prior year was a result of the joint venture windup operations. The joint venture investment was $0.4 million at December 31, 2003 approximates the expected distribution of joint venture assets. We do not expect significant gains or losses from the joint venture in the future.

Share of joint venture loss in 2002 was $3.7 million, a decrease of 61% compared to $9.6 million in expense recorded during 2001. The decrease was the result of BT LookSmart’s combined revenue growth and reduced expenses.

Income Tax Benefit (Expense)

(000’s)	Year Ended December 31, 2003	% Change 2002 to 2003	Year Ended December 31, 2002	% Change 2001 to 2002	Year Ended December 31, 2001
Income tax expense	$354	4,325%	$8	(90)%	$77
Percentage of total revenues	0.3%		0.0%		0.1%
Effective tax (benefit) rate	4.6		0.0		(0.1)

The provision for income taxes was $0.4 million in 2003 compared to $8,000 in 2002. Our effective tax rate was 5% in 2003 and was primarily due to federal alternative minimum tax (AMT). In the fourth quarter of 2003, the Company implemented a tax planning strategy, which significantly reduced the overall effective rate for the year, and resulted in a reduction in income tax expense of $0.4 million.

The Company did not incur tax expense on 2002 United States net income due to net operating loss carryforwards and tax credits and the suspension of the AMT limitation of net operating loss carryforward usage. Income tax expense in 2002 and 2001 was related to federal AMT.

The effective tax rate in the 2004 may vary due to a variety of factors, including but not limited to the relative income contribution by tax jurisdiction, changes in statutory tax rates, the amount of tax exempt interest income generated during the year, the ability to utilize foreign tax credits and foreign net operating losses, and any non-deductible items related to acquisitions or other non-recurring charges.

Loss from Discontinued Operations

In the first quarter of 2002, the Company transferred its 52.8% ownership interest in its consolidated subsidiary, Futurecorp, to the minority shareholders and discontinued operations of Futurecorp. As required by SFAS No. 144, the Company reported the results of operations of this component as a loss from discontinued operations of $1.0 million in 2002, which includes a $1.0 million loss on disposal. Revenue included in the loss on disposal was $0.6 million and $2.1 million in 2002 and 2001, respectively. Pretax net income (loss) reported in discontinued operations was $63,000 and $2.1 million in 2002 and 2001, respectively. Loss from discontinued operations was $1.0 million in 2002 and $3.0 million in 2001.

In the first quarter of 2004, the Company signed agreements to sell certain of the assets and activities of its Australian, United Kingdom and Japanese subsidiaries.

Revenue and pretax net income (loss) from the discontinued international operations (excluding gain on disposal), previously included in the listings segment of the business, reported in discontinued operations were as follows (in thousands):

(000’s)	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Revenue	$21,397	$2,854	$1,717

Pretax net income (loss) (excluding gain on disposal)	(1,501)	(1,263)	(1,619)
Tax impact	(222)	88	(57)
Gain on disposal	—	—	—

Net loss from discontinued operations	$(1,723)	$(1,175)	$(1,676)

International revenue increased 650% in 2003 compared to 2002 primarily due to the addition of the United Kingdom and Japanese subsidiaries acquired from our joint venture partner in early 2003.

Significant increases in operating expenses in selling and general and administrative areas significantly offset the increase in gross margin due to the increased revenue in 2003. The increased expenses were related to the acquired entities. Net loss from discontinued operations increased in 2003 compared to 2002 due to the increased expenses related to the acquired subsidiaries. Tax expense increased in 2003 due to statutory rates applied to revenue and net taxable income in local jurisdictions.

Extraordinary Gain from the Purchase of BTLS Joint Venture Entities

In the first quarter of 2003, as part of the dissolution of the joint venture, BT LookSmart transferred ownership of its directories and of its European and Japanese subsidiaries to LookSmart. The Company received net assets of $0.2 million along with the ongoing operating and revenue-generating relationships contained in these entities as part of the dissolution and settlement for nominal consideration. In connection with the acquisition of the joint venture entities, the Company recorded an extraordinary gain of $0.2 million, which represents the fair value of net assets we recorded in excess of the consideration paid upon the acquisition.

Liquidity and Capital Resources

(000’s)	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Cash, cash equivalents, restricted cash and short term investments	69,934	51,264	47,840
Cash flows provided by (used in) operating activities	19,268	12,933	(24,525)
Cash flows from investing activities	(9,635)	6,917	16,516
Cash flows from financing activities	5,808	(2,177)	(14,697)

Our primary source of cash is receipts from revenue. The primary uses of cash are payroll (salaries, bonuses and benefits), general operating expenses (office rent, marketing, travel) and partner payments related to cost of revenue. Another source of cash is proceeds from the exercise of employee stock options. Looksmart ended 2003 with $69.9 million in cash, cash equivalents and short-term investments, an increase of $18.7 million compared to 2002.

Collections of accounts receivable can impact our operating cash flows. Management places significant emphasis on collection efforts and has assessed the allowance for doubtful accounts as of December 31, 2003 and has deemed it to be adequate.

The termination of the Company’s distribution and licensing agreement with Microsoft will significantly reduce the Company’s revenue and cash from operating activities in 2004. In order to minimize the impact of the termination on the Company’s liquidity, in November and December 2003 and January 2004, the Company notified 144 employees in its domestic and international offices that their employment will terminate in 2004. The restructuring of our operations will reduce our sales and marketing and product development expenses in 2004 and will partially offset the anticipated reduction in cash from operating activities due to the termination of the agreement with Microsoft. The Company may undertake additional restructuring in 2004 to reduce operating expenses, but does not currently have definitive plans for such restructuring.

Cash provided by operating activities in 2003 was primarily due to net income, net non-cash related expenses of $9.1 million, an increase in accounts receivable and an increase in accrued liabilities. Accounts receivable increased in 2004 due to significantly higher revenue in the fourth quarter compared to the fourth quarter of 2003. Accrued liabilities increased primarily due to increased accruals for partner payments related to cost of revenue.

During 2002, cash provided by operating activities was primarily due to net income, net non-cash related income of $12.5 million, an increase in accounts receivable due to higher revenue and an increase in accrued liabilities primarily due to increased accruals for partner payments for cost of revenue.

Cash used in operating activities in 2001 was primarily due to net losses, offset by net non-cash items of $41.8 million, an increase in accounts receivable and reductions in accounts payable and accrued liabilities.

Net cash used in and provided by investing activities in 2003, 2002 and 2001 included purchases of equipment and capitalization of costs related to internally developed software. Investment activity in each of the periods also included purchases of short-term investments. Cash provided by investing activities in 2002 and 2001 included the sale of short-term investments. In 2002 and 2001, restricted cash was a net source of funds of $3.7 million compared to $39.6 million in 2001. The release of restricted cash in 2001 was the result of the BT loan restructuring.

In 2003 and 2002, net cash provided by financing activities included proceeds from the exercise of employee stock options of $7.0 million and $3.1 million. Cash used by financing activities in 2002 included the repayment of $5.0 million of the credit facility with Transceptgate, due to the settlement negotiated in December of 2002. In 2001, cash used in financing activities was primarily the result of repayment of the loan to Transceptgate, Limited of $15.4 million.

We believe that our working capital will provide adequate liquidity to fund our operations and meet other cash requirements for the next 12 months. We may seek to raise additional capital through public or private debt or equity financings in order to fund our operations and capital expenditures, take advantage of favorable business opportunities, develop and upgrade our technology infrastructure, develop new product and service offerings, take advantage of favorable conditions in capital markets or respond to competitive pressures. In addition, unanticipated developments in the short term, such as the entry into agreements requiring large cash payments or the acquisition of businesses with negative cash flows, may necessitate additional financing. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If we issue additional equity or convertible debt securities, our existing stockholders may experience substantial dilution.

Off-Balance Sheet Arrangements

We do not have any off balance-sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

Contractual Obligations and Commercial Commitments

We incur various contractual obligations and commercial commitments in our normal course of business. Such obligations and commitments primarily consist of the following:

As of December 31, 2003, future payments related to contractual obligations and commercial commitments are as follows:

	December 31, 2003
	Payments Due by Period (in thousands)
	Total	Less than 1 year	1-3 years	3-5 years
Operating leases	$27,912	$4,850	$9,210	$9,440
Capital leases	65	65	—	—
Note obligations	424	72	143	143

Operating Lease Obligations—We have various operating leases covering facilities in San Francisco, New York and Los Angeles and various international offices.

Capital Lease Obligations—We have one capital lease for the purchase of telephone equipment.

Note Obligations —We have a note agreement to finance tenant improvements.

Guarantees Under Letters of Credit—We have obtained standby letters of credit from time to time as security for certain liabilities. At December 31, 2003, we had one outstanding letter of credit related to the repayment of a loan to finance tenant improvements $1.6 million.

Indemnifications

In the normal course of business, we provide indemnifications of varying scope to customers and distribution partners against claims of intellectual property infringement or other claims made by third parties arising from the use of our products. Historically, costs related to these indemnification provisions have not been significant and we are unable to estimate the maximum potential impact of these indemnification provisions on our future results of operations.

As permitted under Delaware law, we have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving, at our request, in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have director and officer insurance coverage that limits our exposure and enables us to recover a portion of any future amounts paid. We believe the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal. Historically, we have not incurred significant costs related to performance under these types of indemnities.

Recently Issued Accounting Pronouncements

See Note 1 in the Notes to Consolidated Financial Statements.

Quarterly Results of Operations

The following tables set forth certain unaudited statements of operations data for the eight quarters ended December 31, 2003. This data has been derived from the unaudited interim financial statements prepared on the same basis as the audited consolidated financial statements contained in this annual report, and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of such information when read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this annual report. The operating results for any quarter should not be considered indicative of results of any future period.

	Three Months Ended
	Dec. 31, 2003	Sept 30, 2003	June 30, 2003	Mar 31, 2003	Dec 31, 2002	Sept 30, 2002	June 30, 2002	Mar 31, 2002
Revenues:
Listings	$33,695	$30,068	$28,816	$26,949	$26,718	$19,306	$16,556	$15,895
Licensing	4,006	3,594	3,756	3,948	3,564	3,635	3,791	3,709

Total revenues	37,701	33,662	32,572	30,897	30,282	22,941	20,347	19,604

Cost of revenues **	18,760	17,885	17,089	16,487	14,509	10,106	8,553	6,880

Gross profit	18,941	15,777	15,483	14,410	15,773	12,835	11,794	12,724
Operating expenses:
Sales and marketing	3,331	3,597	3,752	3,769	3,896	3,559	3,139	5,050
Product development	5,919	7,274	6,442	6,621	5,675	4,943	4,979	6,892
General and administrative	1,910	2,558	3,119	2,912	2,298	2,643	2,164	2,540
Asset impairment and restructuring charges	4,006	—	—	—	—	—	—	—

Total operating expenses	15,166	13,429	13,313	13,302	11,869	11,145	10,282	14,482

Income (loss) from operations	3,775	2,348	2,170	1,108	3,904	1,690	1,512	(1,758)

Non-operating income (expense), net	(152)	(14)	(703)	(871)	30,940	(1,921)	(2,161)	(2,119)

Income (loss) from continuing operations before income taxes and extraordinary gain	3,623	2,334	1,467	237	34,844	(231)	(649)	(3,877)
Income tax benefit (expense)	455 *	(236)	(466)	(107)	—	1	(4)	(5)

Income (loss) from continuing operations before extraordinary gain	4,078	2,098	1,001	130	34,844	(230)	(653)	(3,882)
Gain (loss) from discontinued operations, net of tax	(2,450)	(240)	158	809	(275)	(237)	(153)	(1,482)
Extraordinary gain from the purchase of BTLS joint venture entities, net of tax	—	—	—	202	—	—	—	—
Net Income (loss)	$1,628	$1,858	$1,159	$1,141	$34,569	$(467)	$(806)	$(5,364)

Basic net income (loss) per share	$0.02	$0.02	$0.01	$0.01	$0.35	$(0.00)	$(0.01)	$(0.06)

Diluted net income (loss) per share	$0.01	$0.02	$0.01	$0.01	$0.33	$(0.00)	$(0.01)	$(0.06)

*	In the fourth quarter of 2003, the Company implemented a tax planning strategy, which significantly reduced the overall effective rate for the year, and resulted in a reduction in income tax expense of $0.4 million.

**	In the fourth quarter of 2003, the Company began classifying payments to distribution partners for referral of customers to our LookListings program as costs of revenue. Prior to that, these costs were reflected as sales and marketing expense because LookSmart branding was associated with the promotion of these products. Prior quarters’ balances have been reclassified to conform to the current quarter’s presentation. The amounts reclassified in 2002 were $1.8 million, $0.7 million, $0.2 million and $0.1 million in the first quarter, second quarter, third quarter and fourth quarter, respectively. The amounts reclassified in 2003 were $0.5 million, $0.5 million and $0.4 million in the first quarter, second quarter and third quarter, respectively. This change was made in the fourth quarter of 2003, therefore, there was no reclassification in that quarter.